Exhibit 10.2

GIBRALTAR INDUSTRIES, INC.

2015 EQUITY INCENTIVE PLAN
__________________________________
Award of Restricted Units

THIS AWARD made to______________(the “Recipient”) as of this______________ .

Recitals:

Effective as of May 7, 2015, Gibraltar Industries, Inc. (the “Company”) adopted an equity based incentive plan known as the Gibraltar Industries, Inc. 2015 Equity Incentive Plan (the “Plan”).
Under the Plan, the Company is authorized to grant equity based incentive compensation awards to eligible recipients, the terms and conditions of which awards are to be specified in a written instrument.
Grant of Award :
 NOW, THEREFORE, the Company hereby grants to the Recipient, _________ (______) Restricted Units on the following terms and conditions:
1.         Award of Restricted Units.  Subject to the terms and conditions of this Award instrument ("Instrument"), the Recipient is hereby granted an Award of Restricted Units. Any reference in this Instrument to Restricted Units shall be deemed to refer only to the Restricted Units granted pursuant to the Award reflected in this Instrument together with any Dividend Equivalent Units attributable to such Restricted Units and any additional Restricted Units credited to the Recipient with respect to the Restricted Units referred to above pursuant the anti-dilution provisions of the Plan.
2.                  Restriction on Transfer .  Except as set forth in Section 3 and Section 4 below, the Restricted Units shall be subject to the Restrictions on transfer set forth in Section 5.02 of the Plan.
3.                  Lapse of Restrictions; Expiration of Restricted Period .  The Restrictions shall lapse and the Restricted Period shall vest according to the vesting schedule shown here [at the expiration of a period or periods of not less than 1 year to be specified at the time the award is granted]
4.                  Lapse of Restrictions Upon Certain Terminations of Employment .  Notwithstanding any provisions of Section 5.06 of the Plan to the contrary, if the Recipient’s employment is terminated as a result of the Recipient’s death, as a result of the Recipient’s Disability or by the Company for any reason other than “for cause” as defined in Section 5 below, the Restrictions on any Restricted Units which have not lapsed as of the date the Recipient’s employment is terminated shall lapse on the earlier of: (a) the end of the six (6) month period which begins on the first day following the date the Recipient’s employment is terminated; and (b) the date of the Recipient’s death. In addition (and notwithstanding any provisions of Section 5.06 of the Plan to the contrary), if: (a)the Recipient retires from his employment with the Company at any time on or after the latest to occur of: (i) the date the Recipient attains age sixty (60); (ii) the end of the five (5) year period beginning on the date the Recipient is hired by the Company; and (iii) the end of the one year period beginning on the date of this Award, then (b) the restrictions on any Restricted Units which have not lapsed as of the date the Recipient's retires from his employment with the Company shall lapse the earlier of: (a) the end of the six (6) month period which begins on the first day following the date the Recipient's retirement; and (b) the date of the Recipient's death following the date the Recipient retires from his employment with the Company.

Exhibit 10.2

5.                  Forfeiture of Restricted Units Upon Certain Terminations of Employment .  If the Recipient’s employment is terminated at the election of the Recipient any time prior to the latest to occur: (i) the date the Recipient attains sixty (60); (ii) the end of the five (5) year period beginning on the date the Recipient is hired by the Company; and (iii) the end of the one year period beginning on the date of this Award or by the Company “for cause” as defined in the following sentence, any Restricted Units credited to the bookkeeping account established for the Recipient in connection with this Award shall be forfeited as of the date the Recipient’s employment is so terminated.  For purposes of this Award, the Recipient’s employment with the Company shall be deemed to have been terminated “for cause” if the Compensation Committee determines (and provides the Recipient a written statement of its determination) that the Recipient has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.
6.                  Lapse of Restrictions Upon a Change in Control .  As provided for by Article 9 of the Plan, upon the occurrence of a Change in Control, the Restrictions applicable to any of the Restricted Units granted to the Recipient pursuant to this Instrument that have not lapsed as of the date a Change in Control occurs shall lapse on the date the Change in Control occurs.
7.                  Form of Payment .  Except as otherwise provided by Article 9 of the Plan, upon the lapse of the Restrictions on Restricted Units contained in this Award, the Company shall issue to the Recipient a stock certificate representing the number of Shares of Common Stock represented by the Restricted Units (and related Dividend Equivalent Units) with respect to which the Restrictions have lapsed, together with cash equal to the Fair Market Value, determined as of the date the Restrictions have lapsed, of any fractional Restricted Units as to which the Restrictions have lapsed.
8.                  Applicability of the Plan .  Except as otherwise provided by this Instrument, the terms of the Plan shall apply to the Award described in this Instrument and the rights of the Recipient with respect to such Award.  This Instrument, together with the Plan, contains all the terms and conditions of the Award described herein and the rights of the Recipient with respect to such Award.
9.                  Notices .  Any notices or other communications given in connection with this Agreement shall be mailed, and shall be sent by registered or certified mail, return receipt requested, to the indicated address as follows:
If to the Company:
Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219
Attn: Corporate Secretary

If to the Recipient:
_________________
_________________
_________________

or to such changed address as to which either party has given notice to the other party in accordance with this Section 9.  All notices shall be deemed given when so mailed, except that a notice of a change of address shall be deemed given when received.

Exhibit 10.2

10.              Defined Terms .  Capitalized terms used but not otherwise defined herein shall have the meaning provided to such terms by the Plan.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first set forth above.
GIBRALTAR INDUSTRIES, INC.

BY:___________________________________